Exhibit 10.58

SAFRA PRE-FIXED LEASING AGREEMENT

Agency Code:
N. agreement
Local - Issuance
Date:

I . Lessor: SAFRA LEASING S/A ARRENDAMENTO MERCANTIL, with head offices in Poá, SP, at Av. Brasil 78, enrolled with CNPJ under n. xxx, hereinafter referred to as Lessor.

II. Lessee: CIMCORP COM. INT. E INFORM. S/A, [with head offices in] Santana de Parnaíba, SP, at Av. Brasil 392 s 01, Jardim São Luiz, Zip Code 06502-210, [enrolled with] CNPJ n. xxx

III. Guarantor: TADEU VANI FUCCI, [domiciled in the city of] São Paulo, SP, at xxx, [enrolled with] CPF n. xxx.

IV. Custodian:  TADEU VANI FUCCI, [domiciled in the city of] São Paulo, SP, at xxx, [enrolled with] CPF n. xxx.

V. Leasing Features:
01 - Budgeted amount of goods: R$ 771,593.02
02 – Duration: 36 months
03 - Financial obligations due
() at each    () According to TRAF
04 - Expiration of the first financial obligation
() in the beginning of lease ()in    days from the beginning of lease () According to TRAF
05 – Payment plan:
I – At sight:
VRG installments %
Consideration %
Total percentage at sight %
II – During the agreement:
VRG installments: 2,75000%
Payment phase: from 01 to 36
Consideration: 0,78553%
Payment phase: from 01 to 36
III – At the end of the agreement:
VRG final installment:
IV - The Price for Lease with Option to Buy (equal to the sum of the installments of VRG) is defined in terms of Receiving, Acceptance and Closure (TRAF) bound by this Agreement
06 – Commitment Fee
A ()
B () Monthly payment
C () Monthly capitalized and added to the disbursement amounts on acquisitions of goods
07 – Fees
07.1 – Registration fee – R$
07.2 – Emission and postage of slip payment fee – R$      per slip.
08 – Leased goods: Computer Equipment
09 – Notes
09.1 - The VRG acronym used in this agreement means Guaranteed Residual Value.
09.2 - The acronym TRAF used in this agreement means Terms of Receipt, Acceptance and Closure.
09.3 - Whenever reference is made herein to the Guaranteed Residual Value, it is understood that such amount includes the sum of the paid installments of the VRG at sight during and at the end of the Agreement.
09.4 – The beginning of the lease is understood as the date of TRAF signature embodied in the receipt of leased goods by Lessee.

WHEREAS:

A - Characteristics and Basic Conditions of Business are as follows: the present Lease Agreement ("Agreement") is of financial nature, in which Lessor undertakes to acquire and lease goods to Lessee for use at Lessee's own choice by the term stipulated in field 02 of Table V at the end of which the Lessee may choose one of the following three alternatives: (i) acquisition of goods through payment of the Price for Lease with Option to Buy according to the field 05 of Table IV above or (ii) renewal of the Agreement or (iii) termination of the Agreement, being Lessee obliged to return the Leased goods and to guarantee payment to Lessor as contractually established by the minimum value which shall be received by Lessor in reason of sale of such Leased goods to third parties as set forth in section (C) below, this value hereafter as "Guaranteed Residual Value" or "VRG".

B – Formation of Lease Price is as follows: The consideration for lease value does not depend on supply and demand of goods for sale, but is subject to a financial equation, in which are considered (i) the amount paid by Lessor to acquire the goods and put them available to Lessee; (ii) the Lease term; (iii) the VRG and the prediction or not of VRG installments over the term of the Agreement, and the leasing rate used in the business. Equal goods or of equal value, therefore, may have very different lease prices depending on these variables. The lease rate includes the financial costs supported by Lessor plus the proper return of investment.

C – Definition of  Guaranteed Residual Value is as follows: According to the Ministry of Finance Ordinance No 564 of 03/11/1978, the VRG consists of (i) the price quoted in TRAF corresponding to this Agreement and which is referenced in the field 05-IV of Table V above, stipulated for  exercise of option to buy and to be paid by Lessee or (ii) in case of non-exercise of option by Lessee or early termination of the Agreement for breach of any financial obligation thereunder or for any other reason, in the amount contractually guaranteed by Lessee at a minimum due to Lessor in  sale of goods leased to third parties. At rest, in case of lease renewal by Lessee at the end of the term of the Agreement, the VRG shall correspond to the basic value for calculation of considerations that shall apply for a period of renewal, and

D - VRG Installments paid over the term of the Agreement shall be allocated as follows: If during the term of the Agreement the payment of part of VRG by Lessee was agreed upon, whether it occurs early in the Agreement, whether during the lease period, the values of those VRG installments shall necessarily be considered in the cost of the lease provision, reducing the cost due to mathematic influence by calculating the lease financial cost. These values shall be accounted for by Lessor under the Ordinance of the Ministry of Finance No 140 of 27/07/1984.

THEREFORE, THE PARTIES DECIDE TO ENTER INTO BY AND BETWEEN  THIS AGREEMENT THAT SHALL BE GOVERNED BY THE PROVISIONS OF LAW 6.099/74, THE NATIONAL MONETARY COUNCIL RESOLUTION 2.309/96, THE ADMINISTRATIVE RULES OF THE MINISTRY OF FINANCE 564/78 AND 140/84, AS AMENDED, BEYOND THE FOLLOWING TERMS AND CONDITIONS:

1 – PURPOSE – Lessor has acquired on lease and gives the Lessee the Goods described in field “08" of Table "V" in the Preamble and in the Term of  Receiving, Acceptance and Closure (TRAF), hereinafter referred to as Goods. Such Goods shall remain in the custody, deposit and responsibility of the person named in the "IV" of the preamble, who signs this Agreement as the Custodian, stating that he assumes all responsibilities and duties assigned to him in accordance with the civil and criminal law.

2 – DURATION - The lease term is that of field "02" of Table "V" in the preamble, beginning on the date of receipt and acceptance specified in the TRAF, which is an integral part of this Agreement. Once the lease is ended, Goods must be returned in normal use, in the place indicated by Lessor unless the option to buy or renew is exercised by Lessee.

3 – MAXIMUM DATE THE LEASE IS TO START - The Parties agree that the object of this Agreement shall be initiated within 30 (thirty) days from the date hereof. After this period and if the lease has not been initiated through no fault of Lessor, this will be released from regarding this transaction and may consider this Agreement ended by operation of law by simple notification to Lessee, and the Lessee shall reimburse Lessor for any amount spent by it, plus charges and costs due from disbursement and of the commitment fee set forth in Clause 6, plus charges for late payment set out in Clause 8.

4 – FINANCIAL OBLIGATIONS AND OTHER CHARGES AND EXPENSES – Financial Obligations are named herein as being all lease payment obligations as due under the Preamble and the TRAF, as well as VRG, whether it be due at the end, whether it should be paid by installments and / or during the lease term being due or not together with any amounts of the lease as set forth in the preamble and TRAF.

First Paragraph - The Lessee acknowledges that all needed resources to acquire the Leased goods were taken by Lessor through loans or other forms of fundraising directly or indirectly employed through financial institutions and entities based in the country. Thus, if any changes  in legislation or regulations, or any other form of government intervention in assets or liabilities in force into financial market occur, such as but not limited to pricing and freezing contingencies, suspension, denial or cancellation of updates or charges, rate increase, creation, change in base calculation or period of direct or indirect assessment or taxes or fittings or reserve requirements incidental on such above mentioned financial assets or charges or on this transaction or even if for any reason the financial cost reflected in the financial obligations cease to be adequate to cover the funding costs of  Lessor, then Lessor may recalculate the Financial Obligations aiming to ensure compatibility with the funding costs.

Second paragraph - The first and other financial obligation will mature in terms of the preamble and the TRAF which is an integral part hereof.

Third paragraph - Lessee shall receive a booklet by mail containing the payment slips for payment of Financial Obligations owed by it. Such slips shall be paid by Lessee on bank network indicated by Lessor pursuant to respective due dates.

Fourth paragraph – If payment slips of financial obligations are not received in a timely manner by Lessee, it does not waive the obligation to pay them on due dates.

Fifth paragraph - It is expressly clarified that the receipt of certain Financial Obligations by Lessor does not mean the discharge of Financial Obligations prior to and / or any other amount due in any way.

Sixth paragraph - The following fees shall also be payable by Lessee : (i) registration fee in the amount indicated in the field "07.01" in Table "V" in the preamble, which shall be included in the value of Financial Obligations, and (ii) payment slips fee for issuing and mailing them in the value indicated in the field "07.2" of same Table "V", which shall be added to the values of Financial Obligations and paid at the time of settlement of each payment slip.

5 – COMMITMENT FEE – During the period between the date of this Agreement and the commencement of the lease term, the commitment fee shall incur on the amounts of disbursements made by Lessor to acquire the Goods calculated with base on the field "06" Table "V" section "a" in the preamble which shall be monthly payable  as defined in sections "b" or "c" in the same field "06" of Table "V", counted from the date of each disbursement on the first day of each month, or calculated in capitalized form and incorporated into the total amount disbursed in the purchase of Goods.

6 – VRG INSTALLMENTS – To Lessor, the VRG shall represent the minimum amount that are expected to be reached by Goods  at the final term of the lease and to Lessee it shall represent the maximum amount for which it may exercise its option to buy. VRG installments paid at the beginning or during the term of the Agreement shall constitute a fraction of a future and eventual exercise of option to buy the Goods and also constitute the installment payment of the guaranteed minimum amounts payable by Lessee in the event of sale of goods to third parties if  Lessee does not exercise the option to buy or in the event of early termination of the Agreement due to a breach of any financial obligation thereunder or for any other reason; on no account the VRG installments paid over the term of the Agreement shall be considered as early exercise of option, applying only the situation referred to in Clause 23 below.

First paragraph – VRG installments shall have the treatment provided for in Ordinance No 140 of 27/07/1984 of the Ministry of Finance and are not deductible from Lessee income tax purposes.

Second Paragraph - In the face of option to pay VRG in installments and on any delay in fulfilling the obligation to pay such installments, Lessee shall incur in breach of agreement and this shall constitute event of early termination of the Agreement. As a consequence of such and in view of provisions set forth in Clause 8, it shall also incur the payment plan internal tax return of this Agreement calculated in capitalized form for purposes of restoration of losses.

Third paragraph - It is understood that, notwithstanding other provisions of this Agreement: a) the VRG installments paid by Lessee shall be retained by Lessor as provided in Clause 23 below until  Lessee complies with all Financial Obligations under this Agreement; b) that, after expiration of  lease,  if Lessee chooses to (b.1) acquire Leased goods it shall pay in addition to the final value of VRG contained in subsection 2.3 of section 2 of TRAF, also the value of the installments contained in section  "a" of subsection 2.2 of item  2 of  TRAF being that such payment shall be carried out by appropriation by Lessor of the amounts paid over the term of the Agreement as set forth in the "caput" of this Clause and its First paragraph, ( b.2) to renew the lease, then Lessor shall continue to exercise the right to retain the amounts paid by Lessee during the term of the Contract during the term extended;  (b.3) to return the Goods Lessor shall return the installments paid over the term of the Agreement but only after the sale of returned Goods to a third party observing the provisions of the First and Second paragraphs of Clause 23 below; c) in addition to the Second Paragraph of this Section, it shall be applied the terms of Section 8 if  late payment of  VRG installments occurs, being understood that such installments, for all purposes of this Agreement, especially billing and execution by default, shall have the treatment of Financial Obligations of which they are part; d) non-payment of  VRG installments on the dates specified shall incur in early maturity of all mentioned installments as well as the maturity of other Financial Obligations that may be charged by Lessor at once, plus charges including final VRG contractually stipulated without prejudice to the legal measures for reintegration in the possession of the Goods, and e) Lessor , in such a case,  is expressly authorized to use the total amount retained by it  in reason of  VRG payment installments aiming to repay any debts of  Lessee.

7 – EARLY SETTLEMENT - Lessee may settle the Financial Obligations under this Agreement in advance, wholly or partially provided that the lapse of at least 2 (two) years if the Leased goods have useful life equal to or less than 5 (five) years, or the minimum 3 (three) years if the Leased goods have useful life greater than 5 (five) years, counting such minimum periods from the date of signature of the TRAF bound by this Agreement, as provided in article 8 of Resolution No.  2309/96 of the National Monetary Council.

First paragraph - If Lessee fits as micro or small business that treats the Complementary Law 123 of 14.12.2006, the present value of payments for purposes of depreciation or early settlement, according to current regulations, shall be calculated as follows:
(I) If time elapsing from operation is to be up to 12 (twelve) months at the time of request for repayment or prepayment, with use of charges in this Agreement, or

(II) If  time elapsing from operation exceeds 12 (twelve) months  at the time of early settlement or amortization with use of  a fee equivalent to the sum of spread on the date of the Agreement, with the Selic rate calculated on date of application for repayment or prepayment.

Second Paragraph - For purposes provided in Section II of the first paragraph above, it is understood as: a) spread - the difference between the contracted charges and the Selic rate calculated on the contract date, and b) the Selic rate - the average adjusted funding established in the Special Settlement and Custody (Selic) to federal securities, issued by the Brazilian Central Bank.

Third paragraph - If Lessee does not fit as a micro or small business protected by such Complementary Law 123/2006, the commission indicated in the field "10" of Table "V" of the preamble shall be due at the time of early settlement of Financial Obligations.

Fourth paragraph - Lessee declares itself fully aware that it may not exercise the option to buy the Goods before time expiration limits referred to in the "caput" of this clause, under penalty of this lease operation be considered an installment  purchase and sale operation in which event Lessee shall pay all fiscal impacts resulting from distortion of  such operation, including but not limited to the amounts due under IOF (Tax on Financial Operations) also obliged to reimburse Lessor for any potential damages incurred by it.

8 – ARREARS - In case of delay by Lessee to perform any obligation and without prejudice to other clauses of this Agreement, default interest, monetary correction, interest and penalties on the amounts owed shall incur on payable amounts.

First paragraph – Default interest shall be calculated daily on the unpaid debt from the due date until the day of actual payment in accordance with the rates that Lessor is practicing at the time and in the case of judicial recovery average interest rates cleared by the Brazilian Central Bank shall be due.

Second paragraph - The interest shall be 1% (one percent) per month, calculated daily on the total output current in accordance with the foregoing.

Third paragraph – On debit value calculated as provided in previous paragraphs one and two, a contractual penalty of 2% (two percent) shall incur.

Fourth paragraph - The receipt of principal and any additions, without exception, shall not be considered a discharge of any charges or other amounts due.

9 – ACCOUNT DEBIT – Lessee declares that it is in full agreement with the payment of any sums due by reason of this Agreement without prejudice to other forms of recovery in law that are not prohibited and being done by automatic debit to its bank account with Banco Safra S / A which is irrevocably authorized to transfer the amount charged to Lessor.

10 - PERCENTAGE OF FIELD “05” OF TABLE  “V” OF THE PREAMBLE - The field "05" of Table "V" in the preamble indicates the percentage applied on the final cost of Goods indicated in the TRAF; they provide the initial value of various Financial Obligations. The duration of these percentages is 5 (five) days from the date of issuance of this Agreement. If this time is elapsed and the lease has not been initiated through no fault of Lessor, it shall be waived as to the percentage listed in the field "05" of Table "V" in the preamble, and it may consider to terminate this Agreement and is bound to reimburse directly to Lessee any and all amounts expended by it under this Agreement, plus the commitment fee established in the field "06" of Table "V" in the preamble, plus charges for late payment already defined.

11 - OTHER DUTIES AND RESPONSIBILITIES OF LESSEE - All liens arising from all taxes, fees  or quasi-tax contributions and related increases, changes in basis, or the period of investigation, fines, late charges and adjustments now existing or incidents, or that will be created or focused in future under this Agreement and / or corresponding revenue / gross revenue or net due to Lessor or the acquisition, sale or use of Goods and pose as well as the burden resulting from creation, rate increases, change in the basis of calculation or determination period fittings or reserve requirements incidents directly or indirectly on the fundraising needed to keep this agreement or on the goods of Lessor shall be borne entirely and solely on account of Lessee. Payment of tax burdens and other burdens set out above shall be made by Lessee to the extent and in proportion to the amounts that are owed under this Agreement, whether as principal of Financial Obligation of monetary readjustment, interest, taxes and other funds and the non-payment shall constitute default by Lessee under this Agreement, with the consequences and comminations therein, including but not limited to early maturity. Without prejudice to the foregoing, with respect to the Service Tax (ISS), if any increase in this tax rate is currently in effect, the difference shall be upon Lessee. This tribute shall be paid by Lessee with every Financial Obligation.

First paragraph – Licenses, permits and registrations required for use of Goods including any fines that are imposed by the competent authorities for lack of transfer of ownership of Goods to Lessor within the statutory period shall be exclusively borne by Lessee.

Second paragraph - Cost and fees related to registration of this Agreement shall be on account of Lessee before competent Notary’s Office.

Third paragraph - All expenses and charges incurred by Lessor as a result of this Agreement shall be transferred to Lessee.

12 – LICENSING - LICENSING OF LEASED GOODS AND PAYMENT OF IPVA – Subject to compliance with Clause 11 of this Agreement, if  Leased goods consist of  motor vehicle,  Lessee irrevocably and irreversibly  hereby acknowledges to satisfy at its sole responsibility all taxes related to Goods requiring in particular to pay the tax on the ownership of motor vehicles - automobile taxes - in accordance with the terms and conditions in which they are required by State authorities where Lessee keeps its domicile as shown in Table II of the preamble, including any additions and charges for late payment, as provided by law, exempting Lessor from any and all responsibility for fulfilling such tax obligation. Lessee undertakes, furthermore, to submit to Lessor within 5 (five) days of receipt of such request all supporting documents in full satisfaction of all tax and regulatory obligations to which this clause and its paragraphs refer.

First paragraph - Lessee obliges itself to provide all records and obtain all permits required for proper and legal use of the Leased goods in any case and in conditions fixed according to the law before the traffic authorities.

Second paragraph - Lessee obliges itself to submit to Lessor the original copy of the DUT – Transfer Vehicle Ownership of Leased goods on behalf of  Lessor within 5 (five) days counted from this date.

Third paragraph - When performing obligations under the caput of this clause as well as in the paragraphs above, Lessee hereby represents its full and unequivocal science that it should by its own account and risk both to the decline its correct address to finance and traffic authorities as shown in Table II of the preamble, in order to comply with the rules of section IV and of § 1 and article 75 of Law No. 10.406/02.

Fourth paragraph - Lessee hereby represents to be fully and unequivocally aware that any untrue statement of information regarding its domicile both in Table II of the preamble and in any document, form or official instruments used before the finance and transit  authorities for purposes and effects of dealing with the paragraphs above shall feature the invalidity of the declaration, subject to fulfillment of financial obligations assumed by Lessee and Lessor before the authorities by subjecting Lessee and its legal representatives, exclusively, to civil and criminal penalties.

Fifth paragraph - Lessee further unequivocally states to be aware that, upon failure to meet the obligations arising under this clause and also under the Ninth paragraph of Clause 15, notably the obligation to honor the payment of taxes (IPVA) , fines and other charges related to Leased goods and / or the obligation to notify the tax authorities and transit authorities that the tax assessment and / or requirement of any amounts due to proceed on behalf of  Lessee and not on behalf of the Lessor and that given the non-fulfillment of these obligations, Lessor may be sued in any court action and / or tax foreclosure action on requirement of these values obligation of  Lessee; and at its discretion, Lessor shall select one of the following procedures: a) to contest, challenge or overrule the action, by promoting impleader to Lessee aiming to assume the passive pole of the cause with total exclusion of  Lessor out of the cause, or b) to meet the requirement subject of the complaint, and turn against Lessee in different action to require  amounts disbursed, showing the origin and nature of obligations, in which case Lessee is obliged to satisfy them with extra expenditure incurred by Lessor, increased by a 10% (ten percent)-penalty for breach of contract.

13 – ACQUISITION OF LEASED GOODS TO BE USED BY LESSEE - Lessor acquired Goods set out in TRAF in accordance with the features and specifications listed by Lessee.

First paragraph - Lessor is not liable for errors and omissions in the specification of Goods provided by Lessee.

Second paragraph - Lessor has contracted acquisition of Goods within suppliers indicated by Lessee, which one is directly delivered to Lessee.

Third paragraph - Lessee, as the only responsible for selecting and indicating Goods and respective suppliers  before Lessor assumes the risks, expenses and charges for shipment, transport, insurance, receiving and installation of Goods as the consequences of any delays in delivery, the risks and burdens for defects presented by Goods and possible differences in specifications.

Fourth paragraph - In view of the provisions of "caput" of this clause and the preceding paragraphs, Lessee declares: a) that  negotiation for acquisition of Goods subject to lease were directly entered into by it without any participation by Lessee, not taking any responsibility for this choice of suppliers nor the origin, indication and choice of such Goods; b) that it is responsible for any loss or damage that suppliers may cause to Lessor as a result of above  mentioned purchases;  c) that run at its own risk any burden for all defects in Goods or arising from the mismatch to the characteristic, specification  and quality indicated by Lessee;  d) that because the provisions in letters a), b) and c) above, any and all taxes, fees or contributions, penalties, interest and expenses, which relate or may relate, released or to be released for any reason whatsoever and regardless of cause or origin, arising from this Agreement and the acquisition and / or sale of Goods referred to this instrument, its attachments and accessories shall be paid by and under the sole responsibility of  Lessee and should be supported by it; e)  At any time, Lessee even when the final transfer of domain to Lessee or third party shall be responsible for risk of eviction, these risks by which Lessee assumes full responsibility.

Fifth paragraph - Upon receiving the Goods Lessee shall deliver TRAF duly signed to Lessor within 03 (three) days of such receipt, stating that Goods are in accordance with specifications, properly installed and be kept in good working conditions and no apparent defects or redhibitory defects. This declaration serves as the acceptance of Goods and the final cost indicated in TRAF.

Sixth paragraph:  If Lessee, without just cause, fails to sign the TRAF within the term of fifth paragraph, this agreement shall be terminated by operation of law, applying the provisions of Clause 22 below.

Seventh paragraph - If the supplier for any reason fails to deliver Goods ordered within time enabling the signature of  TRAF in the form above, or to perform insolvency or bankruptcy or  recovery in violation of the order requirements although the lack of strength arises of and even because of  major and unforeseeable or unanticipated circumstances, Lessor shall be relieved of the lease and Lessee will reimburse the total amount of disbursements first made duly adjusted and accrued by the commitment fee and other contractual provisions charges.

Eighth paragraph - Lessor reserves the right at any time to consider Goods excluded from the Contract that are not timely delivered and agree upon signature of TRAF. If Lessor opts to delete, Lessee must indemnify it in the act of disbursements properly updated, and pay its commitment fees calculated in the field "06" of Table "V" of the preamble to the effective date of repayment for Goods deleted of the agreement.

14 - COSTS - It is understood by "Final Cost of Goods" (subsection 1.6 of section 1 of the TRAF), the constant value of TRAF that is the basis for calculating obligations of this Agreement and is composed by the price actually paid by Lessor to supplier / seller, plus all taxes, liens and expenses incurred and / or necessary for acquisition of same as well as, if applicable, the commitment fee incorporated into the final shape of Clause 5.

Sole Paragraph: The budgeted amount of Goods is set out in the field "01" in Table “V” of the preamble, which is merely estimated.

15 - USE AND MAINTENANCE OF GOODS,  INSPECTION, IDENTIFICATION, AND PATENT DISCLOSURE- The Lessee agrees to use the Goods solely for the intended activities  and to operate them  in accordance with technical recommendations set out by supplier or manufacturer and person technically qualified to do so.

First paragraph – All guarantees and the right to technical assistance given by manufacturer or suppliers are transferred to Lessee whereupon Lessor is relieved of any responsibility in this regard.

Second paragraph - Lessee is responsible for all damages that Goods may suffer, having to make all arrangements for maintenance, service and repairs required, all at its expense.

Third paragraph - If any part were to wear out, destroy, mar or to disable, otherwise, Lessee is obliged at its expense to replace it, by using appropriate and specific parts of such replacement. All repair services, maintenance or replacement of parts may only be enforced by machine shops and / or specialized personnel, appointed by manufacturer or suppliers.

Fourth paragraph - Any parts or accessories added or replaced shall become Lessor’s property, Lessee is not up any lien or claim.

Fifth paragraph - Lessee may not install or adjust any parts or accessories to the Goods which alter the technical conditions and normal use.

Sixth paragraph - In the event of malfunction of Goods for whatever reason, Lessee can not claim reduction, suspension or termination of payment of Financial Obligations or indemnity from Lessor. Lessor, in turn, commits itself to Lessee to transfer all rights and guarantees against suppliers or vendors of Goods.

Seventh paragraph - Lessor, at any time, can inspect the Goods and require that steps be taken for preservation and proper operation of such without incurring in the transference of responsibility by Lessee.

Eighth paragraph – Lessee, by itself and its employees or agents is required to keep confidential all confidential information and / or those protected by patents which may be transmitted by the manufacturer or suppliers, and is responsible for any loss, claim or lawsuit arising from any infringement.

Ninth paragraph - If the Goods are vehicles of any kind, Lessee assumes the following obligations: a) to transfer vehicles’ ownership on behalf of Lessor before the City Traffic Department and register vehicles in national character within a maximum of 05 (five) days from the date of receipt and acceptance of Goods; b) to only use them within the national territory; c) to only allow them to be driven by drivers legally qualified and expressly and exclusively authorized by it ; d) to require drivers‘  to observe the traffic laws, accounting for any fines that are imposed on it, by expenses of removal and parking in the courtyards of the transit agencies concerned and also for any damage to public property as may be required by Lessor and  are related to Leased goods; e) to keep them in place where ensured adequate security and protection; f) to take all the necessary precautions against risks, damage and theft, especially when parked on public roads and open spaces; g) to strictly comply with technical standards for supply oil, passengers limit  and / or cargo, and other instructions in the manual provided by the manufacturer in order to always present the best operating conditions, maintenance and security, all running at its sole expense, h) to proceed, at its expense with review in times and conditions established by  manufacturer and always in machine shops authorized by it;  i) to provide all repairs or maintenance that may be necessary to maintain vehicle in perfect working order, security and appearance in machine shops of authorized dealers by manufacturer for replacing all the pieces and parts that are damaged or are working imperfectly, provided that any parts or accessories added or replaced will become property of  Lessor  without any right of indemnity to Lessee. Lessor assumes no responsibility for proper operation of vehicle, being at Lessee's obligation to inspect when receiving them and perform maintenance.

Tenth paragraph - In addition to the conditions specified herein, Lessee must comply with TRAF requirements.

Eleventh paragraph - Goods shall be located at Lessee’s address or in a place described in TRAF, forcing itself to promptly communicate such condition in writing on any movement of Goods.

16 – INSURANCE - Lessee agrees to maintain the Goods insured against all risks that may be subject to throughout the term of the lease and its extensions, and shall also maintain liability insurance for both personal injury and property damage to third parties.

First paragraph - POLICY - The insurance shall be made in behalf of Lessor, at an insurance company of its choice and under responsibility of Lessee, running on its behalf, Lessee, the payment of insurance premium; Lessee shall also submit, when requested, under penalty of breach of contract, the policy representing insurance and discharge of premium due. The insurance policies shall appoint Lessor as the sole and exclusive beneficiary of compensation in the event of a claim.

Second paragraph – INSURED AMOUNT - The policy should cover at least the original value of Goods mentioned in TRAF, duly updated. The renovations should be made at the original value, plus the update, from the date of receipt to the renewal of the policy, or at market value, whichever is higher, without prejudice to other paragraphs of this clause.

Third paragraph - DEDUCTIBLE - Lessee, in any event, is required to complete the compensation that is paid by the insurance company, even the parties relating to deductible.

Fourth paragraph - NOTICE – Lesse is required to communicate Lessor in writing within 48 (forty eight) hours on the occurrence of any event of a claim involving the Goods.

Fifth paragraph - ENDORSEMENT – An endorsement clause in favor of Lessor should be included in the event that Lessee comes to appear in the insurance policy as the Insured one.

Sixth paragraph - SETTLEMENT OF A CLAIM - Without prejudice to the effective damage compensation in the event of any event that gives cause to receive the insurance indemnity, it is established that: a) if the value received by Lessor is greater than the value of the sum of past-due and payment obligations and other expenses, including default interest, penalty and interest, the overpayment shall be delivered to Lessor by Lessee; b) if the value is less than the sum of past-due and payment obligations and other expenses, including default interest, penalty and interest, Lessee shall immediately pay the difference to Lessor;  c) if, by any hindrance, the insurance company fails to pay the compensation due to Lessor, the Lessee, by virtue of its responsibility by Goods  shall bear such payment, which corresponds to the value of the sum of past-due and payment obligations, and other expenses, including default interest, penalty and interest.

17 - LESSEE LIABILITY - In case of occurrence of any event involving liability for bodily injury and / or materials and / or cash and / or damages caused to third parties arising directly or indirectly from the ownership, use, transport or operation of  Goods,  it shall bear solely and exclusively to the Lessee, regardless of  the existence of  insurance, the liability of such events, including the extrajudicial and judicial costs, attorneys' fees, additions to capital income which ensures the proper performance of compensation in cases including provision of food and everything else that is necessary to avoid Lessor from suffering any lien or injury; the Sixth paragraph of Clause Six, section “a” above does not apply to devolutions.

First paragraph - Due to the established in the "caput" of this clause, Lessee exempt Lessor from now on from any liability resulting from the events listed herein.

Second paragraph - Independently and without prejudice to its liability, Lessee agrees to give immediate notice in writing to Lessor of any complaint, subpoena, letter or document received by it with respect to any occurrence involving bodily injury and / or materials and / or cash and / or punitive damages related to the Goods.

18 - PROPERTY OF LEASED GOODS - Lessee shall observe and enforce all rights of ownership on Lessor’s Goods (s) subject of this agreement and immediately report any acts of third parties infringing those rights, especially legal measures aiming at taking the necessary steps, running all the expenses for the account of Lessee.

Sole Paragraph: Lessee agrees to keep the Goods in a visible place, a plaque indicating that they are owned by Lessor.

19 - PROMISSORY NOTE - The value of the amounts disbursed, principal and accessories made by Lessor for acquisition and subject to this agreement shall be represented by a promissory note, maturing on demand, issued by Lessee in favor of  Lessor, and guaranteed by Guarantors that are identified in the preamble and signed at the end of this agreement, which is to be delivered to Lessor on the same date on which Leased goods are delivered to Lessee. This promissory note shall be presented from the date of issue until 12 (twelve) months after the final term of this agreement and payment may be required in the event of any circumstance referred to in Clause 22.

Sole paragraph - It is expressly clarified that the payment of the promissory note referred to in the "caput" of this clause shall not exempt Lessee and/or its Guarantor under any circumstances from increases that financial obligations will suffer because of contractual charges, including arrears, which they shall be jointly responsible for.

20 – GUARANTORS – Guarantors of  Lessee’s obligations herein assumed and guarantors of the promissory note issued by reason of this agreement  also appear  under condition of  joint and several debtors, expressly agreeing to what is established herein, and be jointly and severally, unconditionally, irrevocably and irreversibly responsible with Lessee for full and complete settlement of Financial Obligations, commitment fee, default interest, penalties, interest of 1% per month, attorney fees, costs, expenses and other comminations expressed in this Agreement, confirming and recognizing them as a liquid and due right.

Sole paragraph - In the case of one or more Guarantors qualified in the preamble, or one or more Guarantors qualified in the attached bail instrument to this Agreement become bankrupted, insolvent , subject to judicial or extrajudicial  intervention, special administration regime or liquidation (or plead any these schemes),  come to death or, even if their economic and financial situation deteriorate to the point of making them not idoneous based solely on the parameters used by Lessor, then Lessee is required to appoint  new Guarantors and/or bailees within 5 (five) days due to the obligations of this Agreement such Guarantors and bailees with free real estate, unhindered and unencumbered, sufficient to meet all of monetary obligations then due and falling due. The term stipulated herein for such appointment shall be counted from the application of bankruptcy or insolvency declaration or any other of the above schemes, or death, or even from written notice given by Lessor to Lessee asking it to replace Guarantors and/or bailees in view of the precarious economic and financial situation presented. If the appointment is not made within above stipulated term and / or if appointments do not show the conditions listed above, the Agreement may be terminated at the Lessor sole discretion with application, of all terms contained in Clause 22 without exception.

21 - ASSIGNMENT OF RIGHTS - Lessee may assign, transfer or pledge the rights and obligations, respectively, to acquire and take over this agreement, with prior written consent given by Lessor and upon payment of fees charged by Lessor in this event according to “Fee for Service Schedule" in effect at the time.

Sole Paragraph: Lessor, regardless of Lessee’s consent, may at any time transfer or pledge the rights and / or obligations under this Agreement, with all its accessories, bonds and guarantees, as well as give its full contractual position.

22 – ACCELERATION AND EARLY TERMINATION OF AGREEMENT – Lessor is allowed to consider this Agreement terminated regardless of any warning or prior notice and in other events of default under this Agreement, in the following cases: a) if Lessee fails to meet in the manner and within the time limits with any obligation assumed by it, especially if  it fails to pay  any other financial obligation or importance due at maturity; b) if should there be any of the assumptions contemplated in Articles 333 and 1425 of the Civil Code; c) if were to be ascertained falsity of any statement, information or document that may have been respectively signed, provided or delivered by Lessee: d) if  Lessee and / or other companies for same Lessee are affiliates, parent companies or subsidiaries so considered in accordance with definition contained in Article 243 and paragraph of Law No. 6404 of 15 December 1976 hereinafter simply referred to as Companies and have judicial or extrajudicial recovery or bankruptcy required, approved or ordered;  e) if any title  is to be protested against Lessee ; f) if, without Lessor express consent, Lessee, and / or Companies, and / or  Guarantors and / or  bailees legal entities have all or part of its controlling interest assigned, transferred or otherwise alienated; g) if, without Lessor express consent, Lessee, and / or Companies, and / or Guarantors and / or  bailees legal entities come to suffer, during the term of this Agreement, any further processing, merger, division or dissolution; h) if Lessee, and / or Companies, and / or  Guarantors and / or  bailees legal entities  come  to default on its obligations and / or fail to pay upon maturity of its debt liability of other contracts, loans or discounts entered into by with Lessor itself and / or any of the companies members of  Safra Financial Group; i) if Lessee, and / or Companies, and / or  Guarantors and / or  bailees legal entities enter in court against Lessor or any of the companies members of  Safra Financial Group with legal action;  j) if it were to be required or declared the intervention, arrangements for special administration or liquidation of  Lessee, and / or Companies, and / or Guarantors and / or  bailees legal entities;  k) if  Guarantors and / or  bailees legal entities  come being protested, collected or charged  in court; l) if  for any reason any debts under Lessee, and / or Companies, and / or Guarantors and / or  bailees legal entities responsibility is declared mature by any third party; m) if any breach of obligations of  Lessee, and / or Companies, and / or Guarantors and / or  bailees legal entities is pointe out by  the Brazilian Central Bank Credit Information System which treats with the rules issued by the National Monetary Council and / or Brazilian Central Bank, and / or other system that, due to legal regulation come to suffer adverse change in its equity and / or financial, structure, and o) if  Lessee fails to fully comply with the provisions contained in Clause 12 and paragraphs of this Agreement.

First paragraph – The termination of this Agreement shall result in: a) the early payment of all obligations, including Financial Obligations falling due, plus any applicable taxes from this agreement and default charges provided for in Clause 8; b) Lessee's obligation to return, immediately to Lessor, the Leased goods under the same condition as they were received at the beginning of the lease, under penalty of  taking the relevant measures for possession, combined with damages and with Lessee subjecting and agreeing  with the full applicability of  repossession suit with a motion for preliminary injunction.

Second paragraph – Upon termination of this Agreement, Lessee shall pay Lessor the overdue Financial Obligations plus default interest, interest and fines provided for in Clause 8, and compensation (damages amount) having a prefixed damage in an amount equal to the last Financial Obligation due and unpaid multiplied by the number of Financial Obligations falling due, plus the final VRG and arrears above, until the date of actual payment.

Third paragraph - In the event of early termination of this Agreement culminating with the return of  Leased goods or repossession  even if promoted by Lessor in court as set forth in the caption of  this Clause, the figures for the VRG paid until the date to characterize the acceleration shall not be subject to immediate return to Lessee. It is clear that in such a case, the parties shall strictly observe the same procedure provided for in Second paragraph of Clause 23 of this Agreement with Lessor carrying out the sale of  Leased goods returned or reinstated at market price within 30 (thirty) days from the date of  friendly return or reintegration of  such. If the sale price exceeds the VRG, Lessor shall deliver to Lessee the difference calculated after deducting the expenses of sale; however if  the sale value is less than  VRG, Lessor may take possession of the amounts paid in installments to cover the unpaid balance and other expenses relating to the sale;  if after this compensation procedure between the VRG and the remaining balance there is any amount to pay, Lessee shall pay such difference to Lessor within 48 (forty eight) hours after being notified.

23 - CONTRACT OPTIONS - Having Lessee regularly met all its obligations under this Agreement, it is assured to exercise one of three options, if requested in advance of 60 (sixty) days from the end of the Contract or any extension: a) to purchase Goods at the Price for Lease with Option to Pay set out in the TRAF and  updated according to the conditions set forth herein; b) to renew the lease for a period and conditions commonly agreed with; and c) return Goods to Lessor in the same condition that were received except for normal wear and tear.

First paragraph -  If the last hypothesis comes to occur (section "c" of the "caput" of this clause), the following shall be observed: a)  Lessee at its own expense and under its sole risk and responsibility shall immediately return Goods to Lessor  in the place specified by it  through skilled means of transportation according to the instructions given; b) all costs of return, including transportation insurance shall be borne by Lessee; c) when the return of Goods, Lessee shall make Lessor a deposit equal to the VRG, which shall be returned to Lessee in the form of  the final settlement of accounts as provided in the following paragraph.

Second paragraph - After the return of Goods, Lessor shall sell them at the market price within 30 days from the date of return; being provided to Lessee to present a purchaser with preference to buy the Goods, provided that he/she  offers at least the price equal to the VRG. If the value from sale exceeds the VRG,  Lessor shall deliver the difference found to Lessee deducted to cover any costs relating to sale. If the value resulting from sale less any costs incurred is less than the VRG, Lessor may take possession of the amounts paid over the term of the Contract in accordance with the provisions of Clause 6 and paragraphs aiming to cover the outstanding balance and other expenses relating to sale; if after that a difference still remains, Lessee shall pay to Lessor the aforementioned difference within 48 (forty eight) hours after being notified. If Lessee is not paid within the time alluded to, Lessee shall bear the burden of arrears and readjustment provided in Clause 8 and the First paragraph of Clause 4.

24 - TRANSFER OF PROPERTY - Notwithstanding the preceding clause and other clauses of this agreement, the property of Goods may only be transferred to Lessee upon presentation of proof of discharge of all taxes and penalties related to Goods, and since there is no judicial or extrajudicial pending before Lessor, the Goods in question remaining as security for any existing pending.

Sole Paragraph: Lessee shall be solely and exclusively responsible for making the transfer of property of Goods before the competent organs and agencies, bearing all the costs, including, without limitation, any fines that may munity to be imposed by lack of transfer within the legal deadline.

25 - REPLACEMENT OF GOODS – At Lessor sole discretion, the Goods may be replaced by other of  same nature and that best meet the needs of Lessee, provided that it requests and assumes all costs of replacement, including taxes due, and yet since there is no legal or regulatory impediment and such alluded replacement shall be made by amendment to this Agreement which shall reflect any  inclusion of  cost for acquisition of such Leased goods, and the consequences arising therefrom to the value of  Financial Obligations falling due and the collection of  fee by Lessor in this event according to “Fee for Service Schedule” in effect at the time.

26 – GOODS ARE NOT TO BE REGISTERED AS FIXED ASSETS - During the term of this Agreement, the parties agree that the Goods are considered as being movable assets.

27 - WAIVER OF RIGHTS - Lessee, not owning the property where the Goods are installed shall, prior to receipt of Goods bring to Lessor a statement signed by the owner, duly notarized by a Notary, in which Lessor is recognized to be legitimate and exclusive owner of Goods; after such, any right or privilege should not be exercised on the Goods by the owner or who may succeed him.

28 - SPECIAL OBLIGATIONS - Lessee is obliged to send statements, balance sheets, records and other information requested by Lessor.

29 - BALANCES AFTER TERMINATION OF CONTRACT TERM - Upon completion of the lease term, Lessee contingent liabilities shall be paid on the filing date of the debit note.

30 – LESSOR RIGHTS TO INSPECT - Lessee agrees that Lessor or its authorized representatives may inspect Goods at any time, and check if conditions are met for warranty and maintenance applying to them. However, it is being understood that Lessor is not obligated in any way to carry out such inspections and verifications.

31 – BURDEN AND LIENS - Lessee, either directly nor indirectly shall provide or permit that any burden, lien or other encumbrance of any kind or class would be constituted on the Goods.

32 - RIGHTS AGAINST THE MANUFACTURER OR SUPPLIER - Lessor does not assume at any time no guarantee for good operation of Goods as it is under Lessee's obligation according to this agreement and to inspect Goods before they are received and perform all maintenance and repair during operation. Nevertheless, Lessor agrees to transfer to Lessee all rights it may have against any manufacturer or vendor of such Goods due to safeguards of functioning.

33 - INDEMNIFICATION - Lessee hereby undertakes to indemnify Lessor by any liability, loss, expense of any kind or class, including attorney's fees incurred by Lessor as a result of this agreement with respect to the purchase, delivery, ownership, use, operation and return of Goods or any other reason whatsoever. The indemnification provided herein shall be due even after termination of the agreement, at the end of this term or for any other reason.

34 - LIENS - In no event Lessee shall be responsible for any lien on Goods or compensation for improvements of any nature that it has done on same even if these improvements are necessary and have been performed in accordance with Lessor; such improvements shall pass on the full and absolute property possession of Lessor.

35 – LESSEE UNCONDITIONAL OBLIGATIONS - Lessee agrees to pay all financial obligations and any other amounts due as a result of this agreement on the due date, or to whom such obligations shall be indicated by Lessor. Lessee agrees that its obligation to pay the Financial Obligations and any other amounts is absolute and unconditional under any circumstances, and hereby waives any right it has or may have, either due to legal provisions or otherwise on leaving to pay the monetary obligations due, even if having credits against Lessor or any claim with respect to Goods or for any other reason; compensation is prohibited.

36 - NON EXERCISE OF RIGHTS – The non-exercise of a right or even any possible tolerance upon the terms and conditions of this agreement by Lessor does not prevent a further exercise of that or of any other right in future identical situations, being not considered as novation.

37 – CUMULATIVE ACTIONS AND MEASURES - The repossession of  Leased goods, the collection of  balance arising from obligations as well as the implementation of other measures set forth herein constitute cumulative actions or measures of  Lessor  to be  simultaneously or separately used by it, and the exercise of an isolated action or measure shall not be deemed a waiver of the other,  nor as to its omission or delay; being Lessor satisfied only when such Financial Obligations are entirely received in cash with default interest, interest, adjustments, and any other additions  until the time of actual payment beyond contractual penalty as set forth in this agreement.

38 – LEASING OF REAL STATE - Except as provided in Clause 25, when Leased goods are real state , the provisions set forth in this instrument shall apply, mutatis mutandis, as well as those provisions mentioned in the "Addendum to Leasing of  Real Estate" which is an integral part of this agreement for all legal purposes.

39 - CREDIT RISK CENTRAL SYSTEM - Lessee and Guarantors hereby expressly authorize Lessor and / or any member of  “Safra Financial Group” to enter information got from Lessee and Guarantors and refer to the consolidated information in their names, at Credit Risk Central addressed in the regulations published by the National Monetary Council and / or Brazilian Central Bank, and / or other system due to legal regulation, or to replace or supplement this authorization which remains valid throughout the time when Lessee and Guarantors remains as Lessor  or “Safra Financial Group” customers or as long as open and unsettled obligations under this instrument.

40 - COSTS, EXPENSES AND ATTORNEY'S FEES – In case that Lessor needs to resort to administrative or judicial proceedings it may have aiming at pursuing the defense of its rights under this agreement or aiming to have satisfaction on what is owed to it, Lessor is entitled to receive compensation under this contract in addition to the fine and all legal costs resulting from any and all expenses, costs and attorney's fees calculated at 20% (twenty percent) of total debt.

41 – JURISDICTION - The parties elect in this act the jurisdiction of Poa District Courts – State of São Paulo, provided, however, the Lessor's right to choose the Sao Paulo State Court (Forum João Mendes Junior), by the situation of Leased goods or Lessee domicile.

And, being thus agreed and contracted, the parties sign this agreement, its annexes and amendments in 04 (four) equal- counterparts of same content and effect, together with two undersigned witnesses, declaring to be fully conversant with the terms and conditions of this agreement in the way they are written.

Lessor	Lessee –

CIMCORP COM. INT.E INFORM S.A

Guarantor (1)

Spouse/Partner of Guarantor (1)

Guarantor (2)

Guarantor (3)

Spouse/Partner of Guarantor (2)

Spouse/Partner of Guarantor (3)

Guarantor (4)Spouse/Partner of Guarantor (4)

Custodian

Name: CPF:
Name: CPF:

Support Central to Legal Entities:

Capital City and São Paulo Surroundings {11} 3175-8248

Other Locations 0800 015 7575
Personalized service,  Monday to Friday, from 8h to 19:30h, except holidays.

SAC – Customer Service: 0800 772 5755 - 24 x 7 Service Backup.

Ombudsman (If you have ever used SAC and are not satisfied): 0800 7701236, Monday to Friday, from 9h to 18h, except holidays.